As filed with the Securities and Exchange Commission on May 11, 2015

Registration No. 333-193182

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 6

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fortress Transportation and Infrastructure Investors LLC

(Exact name of registrant as specified in its charter)

Delaware	6141	32-0434238
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

(212) 798-6100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cameron D. MacDougall

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

(212) 798-6100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Joseph A. Coco Michael J. Zeidel Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000	William M. Hartnett Helene R. Banks Cahill Gordon & Reindel LLP Eighty Pine Street New York, New York 10005-1702 (212) 701-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 is being filed for the purposes of filing Exhibits 1.1, 5.1, 8.1, 23.1 and 24.1 herewith. No change is made to the prospectus constituting Part I of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses (except for the SEC registration fee and the FINRA filing fee) paid or payable by the registrants in connection with the distribution of the common shares:

SEC registration fee	$56,125
FINRA filing fee	15,500
Printing and engraving costs	350,000
Legal fees and expenses	1,850,000
Accountants’ fees and expenses	1,315,000
Transfer agent fees	7,000

Total	$3,593,625

Item 14.	Indemnification of Directors and Officers.

Our operating agreement provides that we will indemnify, to the fullest extent permitted by the Delaware LLC Act, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was our or our subsidiary’s director or officer. However, such indemnification is permitted only if such person acted in good faith and lawfully. Indemnification is authorized on a case-by-case basis by (1) our board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the shareholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if it is later determined that he or she is not entitled to indemnification.

Indemnification Agreements. Our operating agreement provides that we may indemnify any person who is or was a director, officer, employee or agent of us to the fullest extent permitted by Delaware law. The indemnification provisions contained in our operating agreement are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of shareholders or disinterested directors or otherwise. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers, which are broader than the specific indemnification provisions contained in the Delaware LLC Act. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct.

Insurance. We maintain directors’ and officers’ liability insurance, which covers directors and officers of our Company against certain claims or liabilities arising out of the performance of their duties.

Underwriting Agreement. Our underwriting agreement with the underwriters will provide for the indemnification of the directors and officers of our Company against specified liabilities related to this prospectus under the Securities Act in certain circumstances.

Item 15.	Recent Sales of Unregistered Securities.

The Company is a Delaware limited liability company formed for the purpose of this offering and has not engaged in any business or other activities except in connection with its formation and its ownership of Holdco.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Index to Exhibits included in this Registration Statement.

(b)	Financial Statement Schedules.

None.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

•	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

•	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 11, 2015.

Fortress Transportation and
Infrastructure Investors LLC

By:	/s/ Joseph Adams
Name: Joseph Adams
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joseph Adams and Cameron D. MacDougall, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all successor registration statements relating to the same offering as this Registration Statement, including any filings pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Joseph Adams Joseph Adams	Chief Executive Officer and Director (Principal Executive Officer)	May 11, 2015

/s/ Jonathan G. Atkeson Jonathan G. Atkeson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 11, 2015

/s/ Wesley R. Edens Wesley R. Edens	Director	May 11, 2015

/s/ Paul R. Goodwin Paul R. Goodwin	Director	May 11, 2015

/s/ Ray M. Robinson Ray M. Robinson	Director	May 11, 2015

/s/ Martin Tuchman Martin Tuchman	Director	May 11, 2015

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Form of Underwriting Agreement

*3.1	Certificate of Formation

*3.2	Amended and Restated Limited Liability Company Agreement of Fortress Transportation and Infrastructure Investors LLC

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

8.1	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

*10.1	Fourth Amended and Restated Partnership Agreement of Fortress Worldwide Transportation and Infrastructure General Partnership

*†10.2	Management and Advisory Agreement, dated as of , 2015, between Fortress Transportation and Infrastructure Investors LLC and FIG LLC

*†10.3	Fortress Transportation and Infrastructure Investors LLC Nonqualified Stock Option and Incentive Award Plan

*10.4	Registration Rights Agreement, dated as of , 2015, among Fortress Transportation and Infrastructure Investors LLC, FIG LLC and Fortress Transportation and Infrastructure Master GP LLC

*10.5	Form of director and officer indemnification agreement of Fortress Transportation and Infrastructure Investors LLC

*10.6	Credit Agreement, dated as of August 27, 2014, among Morgan Stanley Senior Funding, Inc., as administrative agent, Jefferson Gulf Coast Energy Partners LLC and the other lenders party thereto

*21.1	Subsidiaries of the Registrant

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 and Exhibit 8.1)

*23.2	Consent of PricewaterhouseCoopers LLP

*23.3	Consent of PricewaterhouseCoopers LLP

*23.4	Consent of Harrison Consulting

*23.5	Consent of Wesley R. Edens

*23.6	Consent of Paul R. Goodwin

*23.7	Consent of Ray M. Robinson

*23.8	Consent of Martin Tuchman

*23.9	Consent of UHY LLP

*23.10	Consent of Baker Newman & Noyes, LLC

24.1	Powers of Attorney (included on signature page to the registration statement)

*	Previously filed.
†	Management contracts and compensatory plans or arrangements.